Exhibit 10.16

HONEYWELL INTERNATIONAL INC.
SEVERANCE PLAN FOR CORPORATE STAFF EMPLOYEES
(Involuntary Termination Following a Change in Control)

Amended and restated, effective as of January 1, 2009

ARTICLE I

PURPOSE

     The purpose of this Plan is to provide severance benefits to Plan Participants in the event of the Involuntary Termination of their employment following a Change in Control. The Plan was established by Honeywell International Inc. (formerly AlliedSignal Inc.) and was originally effective as of February 6, 1988. The Plan was amended and restated effective October 21, 1988, April 1, 1999, October 24, 2000 and December 20, 2001 and amended effective January 1, 2008. The Plan is now hereby amended and restated effective as of January 1, 2009 to implement changes required pursuant to and consistent with Section 409A of the Code. Capitalized terms used but not defined in this Article I shall have the meanings ascribed to them in Article II below.

ARTICLE II

DEFINITIONS

     2.1 Affiliated Company - means (a) any member of a controlled group of corporations as defined in Section 414(b) of the Code of which Honeywell or a predecessor of Honeywell is or was a member, (b) any unincorporated trade or business which is under common control with Honeywell, as determined under Section 414(c) of the Code, or (c) any organization, employment with which is counted as employment with Honeywell or a predecessor of Honeywell under the provisions of Sections 414(m), (n), or (o) of the Code.

     2.2 Annual Incentive Compensation - means the product of (a) times (b), where (a) is a Participant’s target award level under the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, or any successor plan, for the most recent incentive period ended prior to the Change in Control, and (b) is Base Salary. Long-term performance incentive awards shall not be considered in determining Annual Incentive Compensation.

     2.3 Base Salary - means the annual base salary, exclusive of bonus, incentive or other extra compensation, but inclusive of overtime (in the case of non-exempt Participants), being paid to a Participant at the time of Involuntary Termination of employment, but in no event less than the annual base salary being paid to the Participant on the day prior to a Change in Control.

     2.4 Board of Directors - means the Board of Directors of Honeywell.

     2.5 Change in Control - is deemed to occur at the time (a) when any entity, person or group (other than Honeywell, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of Honeywell) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (b) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than any offer by Honeywell) for all, or any part of, the Common Stock, (c) of a merger in which Honeywell will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of Honeywell’s assets, (d) of a substantial change in the composition of the Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of Honeywell, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (e) of any transaction or other event which the Management Development and Compensation Committee of the Board of Directors, in its discretion, determines to be a change in control for purposes of this Plan.

     2.6 Code - means the Internal Revenue Code of 1986, as amended from time to time, together with the applicable final regulations issued thereunder.

     2.7 Common Stock - means the Common Stock of Honeywell or such other stock into which the Common Stock may be changed as a result of split-ups, recapitalizations, reclassifications and the like.

     2.8 Corporate Staff Employee - means a salaried or non-union hourly employee of Honeywell employed in Career Bands 1 through 7 who, during a Potential Change In Control Period (as defined in Section 4.5 below) and/or at the time of a Change in Control, (a) is not associated with (i) an operating business of Honeywell or (ii) Business Services or any successor organization, and (b) (i) has a reporting relationship, prior to a Change in Control, either direct or through one or more other employees, to one of the then Senior Vice Presidents of Honeywell, (ii) prior to a Change in Control, held a position similar to a position which on April 1, 1999 had a reporting relationship, either direct or indirect or through one or more other employees, to one of the then Senior Vice Presidents of Honeywell, or (iii) reported prior or subsequent to a Change in Control directly to the Chairman and Chief Executive Officer of Honeywell. For purposes of subsection (a) above, an employee (x) whose work is not primarily associated with business operations or supportive of one or more particular businesses, (y) who is a functional leader, and (z) who has corporate-wide strategic responsibilities or whose role is to coordinate cross-business unit functions (whether or not located in the United States), as well as such employee’s direct reports, shall be considered a Corporate Staff Employee. The Plan Administrator’s final determination as to whether an employee satisfies the definition of Corporate Staff Employee shall be deemed to be conclusive and binding. Corporate Staff Employee shall not include any 1988 Plan Employee.

     2.9 ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the applicable final regulations issued thereunder.

     2.10 Good Reason – means, without the Participant’s consent (a) a material reduction in the Participant’s Pay in effect immediately prior to the Change in Control other than a reduction that is generally applicable to all salaried and non-union hourly employees of Honeywell, (b) permanent elimination of the Participant’s position, not including transfer pursuant to the sale of a facility or line of business in which the Participant is offered substantially comparable employment with the new employer, (c) in the case of a Band 5 or above Participant or a Participant who met the definition of Corporate Staff Employee immediately prior to the December 20, 2001 amendment and restatement of the Plan, a material reduction in one or more of the following factors: the Participant’s position, function, responsibilities or reporting level or in the standard of performance required of the Participant, as determined immediately prior to a Change in Control, (d) a material change in the geographic location at which the Participant must perform the services from the location the Participant was required to perform services immediately prior to a Change in Control, or (e) an action by Honeywell that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless, the Participant provides written notice to Honeywell identifying the event or omission constituting the reason for a Good Reason termination no more than ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after notice has been provided to Honeywell, Honeywell shall have to opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason termination. If Honeywell fails to cure the events or conditions giving rise to Participant’s Good Reason termination by the end of the thirty (30) day cure period, the Participant’s employment shall terminate at the end of the thirty (30) day cure period.

     2.11 Gross Cause - means fraud, misappropriation of Honeywell property or intentional misconduct damaging to such property or business of Honeywell, or the commission of a crime.

     2.12 Honeywell - means Honeywell International Inc., a Delaware corporation, and any successors thereto.

     2.13 Hour of Service - means each hour for which a Participant is directly or indirectly paid by Honeywell, a predecessor of Honeywell or an Affiliated Company for performance of duties and for reasons other than performance of duties and includes regular time, overtime, vacations, holidays, sickness, disability, paid layoff, and similar paid periods. Hours of Service shall be computed and credited in accordance with Department of Labor Regulation Section 2530.200b -2(b) and (c), as amended from time to time.

     2.14 Involuntary Termination - means (a) termination by Honeywell of the Participant’s employment during the Protected Period, other than upon mandatory retirement in compliance with applicable law, death or for Gross Cause, or (b) termination of employment by a Participant during the Protected Period for Good Reason. In evaluating whether a Participant has incurred an Involuntary Termination pursuant to subsection (b) above, the Plan Administrator shall consider the specific facts and circumstances of the Participant’s claim.

     2.15 1988 Plan Employee - means an individual who (a) met the definition of Corporate Staff Employee under the Plan immediately prior to its amendment and restatement on April 1, 1999 (the “1988 Plan Definition”), (b) who ceased to meet the Plan’s definition of

Corporate Staff Employee solely by reason of the April 1, 1999 amendment of such definition, and (c) satisfies the 1988 Plan Definition as of the Change in Control. 1988 Plan Employees shall have their benefits, if any, determined solely with reference to the Plan as amended and restated effective October 21, 1988, a copy of which is attached hereto as Exhibit A.

     2.16 Participant – means a Corporate Staff Employee and such other key management personnel, and their direct reports, who (a) have corporate-wide responsibilities; (b) hold positions likely to be eliminated upon a Change in Control and (c) are designated as Plan Participants by the Senior Vice President-Human Resources and Communications, in his sole discretion, based on the relevant facts and circumstances; provided, however, that in no event shall the number of such Participants designated by the Senior Vice President-Human Resources and Communications increase the total number of Participants by more than five percent (5%).

     2.17 Pay - means Base Salary and, as to a Participant employed in Band 5 or above, Annual Incentive Compensation.

     2.18 Plan - means the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control).

     2.19 Plan Administrator - means the person or entity identified in Section 5.1 to administer the terms and conditions of the Plan.

     2.20 Plan Sponsor - means Honeywell. Any successor to Honeywell (or a principal subsidiary) shall be deemed a Plan Sponsor.

     2.21 Protected Period - means, with respect to each Participant, the period beginning on the date of a Change in Control that occurs after he or she becomes a Participant and ending at the expiration of twenty-four (24) months following such Change in Control.

     2.22 Senior Severance Plan – means the Honeywell International Inc. Severance Plan for Senior Executives in effect from time to time.

     2.23 Severance Pay Period - means the applicable severance period specified in Schedule A attached hereto.

     2.24 Specified Employee - means any Participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or its delegate), is a “specified employee” under Section 409A of the Code, as determined by the Vice President – Compensation and Benefits (or his delegate), which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Vice President – Compensation and Benefits (or his delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code.

     2.25 Year of Service - means any consecutive 12-month period commencing on a Participant’s date of hire or rehire with Honeywell, any predecessor of Honeywell or an Affiliated Company, and anniversaries thereof during which the Participant has completed at least 1,000 Hours of Service.

ARTICLE III

PARTICIPATION

The benefits provided under the Plan are limited solely to Participants. Notwithstanding any other provision of the Plan to the contrary, no individual who first satisfies the definition of “Corporate Staff Employee” after December 31, 2007 shall participate in the Plan.

ARTICLE IV

ELIGIBILITY FOR AND CONTINUATION OF PAY, BENEFITS
AND PENSION SERVICE

     4.1 Eligibility for Pay, Benefit and Pension Service Continuation

     In the event of the Involuntary Termination of a Participant’s employment during the Protected Period, Pay, benefit and pension service continuation shall be provided to the Participant by Honeywell (or any successor to Honeywell) in accordance with this Article IV.

     4.2 Pay, and Benefit and Pension Service Continuation

          (a) Pay Continuation - A Participant shall receive Base Salary paid in installments in accordance with Honeywell’s normal payroll periods during the Severance Pay Period, with the first installment to be paid within sixty (60) days following the date of the Participant’s Involuntary Termination. In addition to continuation of Base Salary, Participants employed in Career Band 5 or above shall receive Annual Incentive Compensation, paid during the Severance Pay Period in equal installments in accordance with the Participant’s normal pay period, with the first installment to be paid within sixty (60) days following the date of the Participant’s Involuntary Termination, unless delayed pursuant to Section 12.2(b) below.

          (b) Benefit Continuation - For the Severance Pay Period, the Participant shall be entitled to the continuation of the following employee benefits:

          (i) Vacation accruals at the rate in effect on the date of the Participant’s Involuntary Termination with the dollar value of accruals paid in a single lump sum within sixty (60) days of the date accrued;

          (ii) Basic and contributory medical insurance (including for qualified dependents) (“Health Plan Coverage”), at the active employee coverage level and prevailing active employee contribution rate, if any; provided, however, (1) that such level of Health Plan Coverage shall not exceed the level of Health Plan Coverage in effect on the date of the Participant’s Involuntary Termination, (2) that such continuation of Health Plan Coverage will cease on the earlier of (I) the first month that similar benefits are provided to the Participant by a subsequent employer, (II) the first month in which the Participant fails to pay to Honeywell the prevailing active employee contribution rate, or (III) the end of the Severance Pay Period, and (3) the Employer-paid portion of the monthly premium for the Health Plan Coverage shall be imputed as income to the Participant as may be required under Section 105(h) of the Code, subject to applicable withholding from amounts otherwise payable to the Participant.

          (iii) Basic and contributory life insurance (including for qualified dependents) (“Life Insurance Coverage”), at the active employee coverage level and prevailing active employee contribution rate, if any; provided, however, (1) that such level of Life Insurance Coverage shall not exceed the level of Life Insurance Coverage in effect on the date of the Participant’s Involuntary Termination, (2) that such continuation of Life Insurance Coverage will cease on the earlier of (I) the date similar benefits are provided the Participant by a subsequent employer, (II) the first month in which the Participant fails to pay to Honeywell the prevailing active employee contribution rate, or (III) the end of the Severance Pay Period, and (3) the Employer-paid contributions required to maintain the Life Insurance Coverage will be imputed as income to the Participant as may be required by applicable law.

          (iv) To the extent that a Participant was provided with a flex-perk allowance, executive liability insurance or an executive life insurance plan or policy immediately prior to an Involuntary Termination, such benefit or benefits shall be continued for the duration of the Severance Pay Period.

          (c) Pension Service Continuation - Participants entitled to benefits under the Plan shall become 100% vested in their defined benefit pension plan benefits (all defined benefit plans, whether qualified or non-qualified, in which a Participant has accrued a benefit are collectively referred to as the “DB Plans”). During their Severance Pay Period, Participants shall continue to be credited with additional age and service credit for purposes of benefit accrual (up to a maximum of 12 months of a Participant’s Severance Pay Period), vesting and eligibility under the DB Plans in which they participate. At the end of a Participant’s Severance Pay Period, Participants shall immediately be credited with 3 years of age and service, respectively, for purposes of benefit accruals, vesting and eligibility under the DB Plans; provided, however, that such 3 years of additional age shall be credited only if such additional age credits would (either alone or in conjunction with a bridge leave of absence) enable a Participant to be eligible for immediate payment of an early or normal retirement benefit under the applicable defined benefit pension plan in which the Participant participates. The normal policy for qualifying bridge leaves of absence, as reflected in the applicable defined benefit pension plan in which the Participant participates, shall remain applicable thereafter.

          (d) 280G Gross-Up –

          (i) If any payment to a Participant made pursuant to the terms of this Plan (including payments from any benefit or compensation plan or program sponsored or funded by Honeywell but excluding payments and benefits provided upon a change in control under the Senior Severance Plan and any similar plan or arrangement under which participants have their benefits increased because of taxes under Section 4999 of the Code) is determined to be an “excess parachute payment” within the meaning of Section 280G of the Code or any successor or substitute provision of the Code, with the effect that either the Participant is liable for the payment of the tax described in Section 4999 or any successor or substitute provision of the Code (hereafter the “Section 4999 Tax”) or Honeywell has withheld the amount of the Section 4999 Tax, an additional benefit (hereinafter the “Enhancement Benefit”) shall be paid from this Plan to such affected Participant.

          (ii) The Enhancement Benefit payable shall be an amount, which when added to all payments constituting “parachute payments” for purposes of Section 280G of the Code or any successor or substitute provision of the Code, is sufficient to cause the remainder of (1) the sum of the “parachute payments”, including any Enhancement Benefit, less (2) the amount of all state, local and federal income taxes and the Section 4999 Tax attributable to such payments and penalties and interest on any amount of Section 4999 Tax, other than penalties and interest on any amount of Section 4999 Tax with respect to which an Enhancement Benefit was paid to the Participant on or before the due date of the Participant’s federal income tax return on which such Section 4999 Tax should have been paid, to be equal to the remainder of (3) sum of the “parachute payments”, excluding any Enhancement Benefit, less (4) the amount of all state, local and federal income taxes attributable to such payments determined as though the Section 4999 Tax and penalties and interest on any amount of Section 4999 Tax, other than penalties and interest on any amount of Section 4999 Tax with respect to which an Enhancement Benefit was paid to the Participant on or before the due date of the Participant’s federal income tax return on which such Section 4999 Tax should have been paid, did not apply. Unless a delay is required pursuant to Section 12.2(b), benefits which are determined to be payable to a Participant under this Section 4.2(d) shall be paid within thirty (30) days following the later of a Change in Control or the date the “parachute payments” are made, in a single payment equal to the amount of the benefit determined under this Section 4.2(d)(ii) .

     4.3 Benefit Limitations

     Subject to Section 14.3, to avoid duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the Participant under other severance plans sponsored by Honeywell for which the Participant may be eligible Notwithstanding any provision of the Plan to the contrary, for a Participant who is a U.S. taxpayer subject to the requirements of Section 409A of the Code, the time and form of payment of any payment that is provided by this Plan and also by the terms of the Senior Severance Plan, the Severance Pay Plan for Designated Career Band 5 Employees of Honeywell International Inc., the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Bands 1-4i) or any other severance pay plan that applies to such Participant shall be determined in accordance with the terms of the other plan (and not this Plan). In addition, notwithstanding any plan provisions to the contrary, to the extent a Participant who was a former employee of Honeywell Inc. would be eligible for benefits under both this Plan and another severance plan sponsored by Honeywell Inc., such Participant shall only be entitled to benefits under this Plan to the extent such Participant waives his or her rights to benefits under such other severance plan.

     4.4 Incentive Compensation During Notice and Vacation

     In the event of the Involuntary Termination of a Participant’s employment during the Protected Period, the Participant shall be paid an additional amount, with respect to any notice period (whether provided under this Plan or pursuant to applicable law and whether working or non-working) (“Notice Period”), if any, and any periods of accrued and unused vacation time (not including any “grandfathered” transitional vacation credited to a Participant, but including any vacation deemed to be accrued by the Participant with respect to the Participants Severance Pay Period) (“Vacation Period”), equal to the product of (a) such Participant’s Annual Incentive Compensation, and (b) a fraction, the numerator of which is the sum of the number of days in the Participant’s Notice Period and Vacation Period, and the denominator of which is three hundred sixty-five (365). Any amounts paid pursuant to this Section 4.4 shall be paid to the Participant in installments in accordance with his or her normal payroll periods during the Severance Pay Period, with the first installment being paid within sixty (60) days of the Involuntary Termination, unless delay is required pursuant to Section 12.2(b).

     4.5 Potential Change in Control Period

     In the event a Potential Participant (as defined below) is involuntarily terminated by Honeywell (i) during a Potential Change in Control Period, and (ii) under circumstances described in clause (a) of Section 2.14 that are related to the potential Change in Control, the Plan Administrator may, in his sole discretion, provide that following the consummation of the Change in Control to which the potential Change in Control relates, severance benefits payable to such Potential Participants under the severance pay plan then in effect with respect to such individual (the “Base Severance Amount”) shall be supplemented by an amount equal to the difference between such Base Severance Amount and the benefits including, without limitation, the special vesting and pension enhancement provisions of Section 4.2(c) that would have been provided under this Plan had a Change in Control occurred immediately prior to such involuntary termination. The supplemental cash severance benefits provided by this Section 4.5 shall commence to be paid in accordance with Honeywell’s normal payroll periods, with the first installment to be paid within sixty (60) days following the date of the Change in Control.

     For purposes of this Section 4.5, “Potential Participant” means an employee who would satisfy the definition of Participant if a Change in Control had occurred at the beginning of the Potential Change in Control Period.

     For purposes of this Section 4.5, a “Potential Change in Control Period” shall commence when (a) Honeywell enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (b) Honeywell or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control, (c) any person or group (other than Honeywell, any Affiliated Company (or any savings, pension or other benefit plan for the benefit of employees of Honeywell or its Affiliated Companies)) becomes the beneficial owner, directly or indirectly, of securities of Honeywell representing fifteen percent (15%) or more of either the then outstanding shares of common stock of Honeywell or the combined voting power of Honeywell’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from Honeywell or its Affiliated Companies), or (d) the Board of Directors of Honeywell adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (i) the occurrence of a Change in Control, or (ii) the adoption by the Board of Directors of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

ARTICLE V

ADMINISTRATION

     5.1 Plan Administrator

     Prior to the occurrence of a Change in Control, the Senior Vice President-Human Resources and Communications of Honeywell shall be the Plan Administrator within the meaning of Section 3(16)(A) of ERISA, and the named fiduciary within the meaning of Section 402 of ERISA. During a Potential Change in Control Period, Honeywell’s Senior Vice President-Human Resources and Communications shall appoint a person independent of Honeywell or persons operating under its control or on its behalf (hereafter, the “Corporation”) to be the new Plan Administrator effective upon the occurrence of a Change in Control and the Senior Vice President-Human Resources and Communications shall immediately provide to the new Plan Administrator such information with respect to each Participant as shall be necessary to enable the new Plan Administrator to determine the amount of any benefit which is then or may thereafter become payable to such Participant. Honeywell shall pay the new Plan Administrator reasonable compensation for services rendered and shall reimburse such new Plan Administrator for all reasonable expenses incurred in discharging his duties hereunder.

     5.2 Powers and Duties of Plan Administrator

     Except as otherwise provided in this Section, the Plan Administrator shall have the full discretionary power and authority to (a) determine the amount and timing of any benefit payable under the Plan, in accordance with the requirements of Section 409A of the Code, (b) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), (c) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits, (d) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan, (e) delegate responsibilities to others to assist it in administering the Plan, and (f) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation in determining any Participant’s entitlement to and the amount of benefits payable under the Plan.

     5.3 Benefit Claims and Appeals

          (a) Participant Claim – Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by a Participant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

          (b) Claim Denial – The Plan Administrator shall provide notice in writing to any Participant when a claim for benefits under the Plan has been denied in whole or in part.

Such notice shall be provided within ninety (90) days of the receipt by the Plan Administrator of the Participant’s claim or, if special circumstances require, and the Participant is so notified in writing, within one hundred eighty (180) days of the receipt by the Plan Administrator of the Participant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

          (i) set forth the specific reasons for the denial of benefits;

          (ii) contain specific references to Plan provisions relative to the denial;

          (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator;

          (iv) advise the Participant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based; and

          (v) advise the Participant of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

          (c) Claimant’s Review – When a claimant receives notice of denial of a claim or does not receive notification of acceptance or denial within ninety (90) days after submitting a claim, the claimant, either in person or by duly authorized representative, may:

          (i) request, in writing, a review of the claim by the Plan Administrator;

          (ii) review pertinent documents relating to the denial;

          (iii) submit issues and comments in writing; and

          (iv) request, in writing, a hearing with the Plan Administrator; provided that the claimant takes appropriate action within sixty (60) days after receiving notice of denial.

          (d) Claim Review Decision – The Plan Administrator shall make its decision with respect to a claim review promptly, but not later than sixty (60) days after receipt of the request. Such sixty (60) day period may be extended for another period of sixty (60) days if the Plan Administrator reviewing the claim finds that special circumstances require an extension of time for processing.

          (e) Final Decision – The final decision of the Plan Administrator shall be in writing, (i) give specific reason(s) for the adverse decision, (ii) make specific references to the pertinent Plan provisions on which the decision is based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeals procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Plan Administrator in respect of any claim shall be made in its sole discretion based on the applicable Plan documents and shall be final, conclusive and binding on all parties.

     5.4 Indemnification

     To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

ARTICLE VI

UNFUNDED OBLIGATION

      All benefits payable under this Plan shall constitute an unfunded obligation of the Corporation. Payments shall be made, as due, from the general funds of Corporation. This Plan shall constitute solely an unsecured promise by the Corporation to pay severance benefits to participants to the extent provided herein.

ARTICLE VII

INALIENABILITY OF BENEFITS

     No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

ARTICLE VIII

WITHHOLDING

     The Corporation shall have the right to withhold any taxes required to be withheld with respect to any payments due under this Plan. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

ARTICLE IX

AMENDMENT OR TERMINATION

     9.1 Plan Amendments

     The Board of Directors reserves the right to amend the Plan from time to time prior to a Change in Control. However, no amendment shall reduce any benefit being paid or then payable to a Participant. Further, no amendment shall reduce the benefits provided by the Plan to persons who were Participants as of the date of such amendment or adversely affect in any manner the rights of persons who were Participants as of the date of such amendment to benefits provided under this Plan. This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder or to comply with Section 409A of the Code.

     Notwithstanding anything in this Plan to the contrary, the Senior Vice President-Human Resources and Communications shall be permitted to amend the Plan to reflect changes in Honeywell’s organization; provided, however, that no such amendment (a) shall increase or decrease benefits under the Plan, or (b) increase the total number of Participants by more than five percent (5%) during any twelve (12) month period.

     9.2 Plan Termination

     The Board of Directors reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of persons who were Participants as of the date of such termination.

ARTICLE X

PLAN NOT A CONTRACT OF EMPLOYMENT;
HONEYWELL’S POLICIES CONTROL

     Nothing contained in this Plan shall give an employee the right to be retained in the employment of Honeywell This Plan is not a contract of employment between Honeywell and any employee. Any dispute involving issues of employment, other than claims for benefits under this Plan, shall be governed by the appropriate employment dispute resolution policies and procedures of Honeywell.

ARTICLE XI

ACTION BY HONEYWELL

     Unless expressly indicated to the contrary herein, any action required to be taken by Honeywell may be taken by action of its Board of Directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the board of directors or any such officer.

ARTICLE XII

GOVERNING LAW

     12.1 ERISA

     The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance to ERISA’s requirements.

     12.2 Section 409A of the Code.

          (a) Interpretation – Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment.

          (b) Payment Delay – To the maximum extent permitted under Section 409A of the Code, the severance benefits provided under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of the Participant’s termination of employment Honeywell’s stock is publicly-traded on an established securities market or otherwise and the Participant is a Specified Employee, then all cash severance payments payable to the Participant under this Plan that are deemed as deferred compensation subject to the requirements of Section 409A of the Code and payable within six (6) months following the Participant’s “separation from service” shall be postponed for a period of six (6) months following the Participant’s “separation from service” with Honeywell. The postponed amounts shall be paid to the Participant in a lump sum within thirty (30) days after the date that is six (6) months following the Participant’s “separation from service” with Honeywell If the Participant dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate within sixty (60) days after Participant’s death.

          (c) Reimbursements – All reimbursements provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the taxing authority.

ARTICLE XIII

SEVERABILITY

     If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

ARTICLE XIV

MISCELLANEOUS

     14.1 Legal Fees

     After the Plan Administrator has determined that (a) an employee satisfies the definition of Participant, and (b) such Participant is entitled to benefits under the Plan, Honeywell shall reimburse such Plan Participant for all reasonable legal fees and expenses incurred by the Participant after a Change in Control in seeking to obtain or enforce the payment of benefits payable after a Change in Control under this Plan if payment of benefits due and payable is not made within ten (10) days after written request by the Participant. Subject to Section 12.2(c), such payments of legal fees shall be made within thirty (30) business days after delivery of the Participant’s written request for payment accompanied with such evidence of fees and expenses incurred.

     14.2 No Waiver

     No waiver by a Participant at any time of any breach by Honeywell of, or of any lack of compliance with, any condition or provision of this Plan to be performed by Honeywell shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In no event shall the failure by a Participant to assert any right under the Plan (including, but not limited to, failure to assert the existence of conditions which would constitute an Involuntary Termination under Section 2.15(b)) be deemed a waiver of such right or any other right provided under the Plan, unless the Participant affirmatively elects, in writing, to waive such right. Notwithstanding the foregoing, no waiver shall be effective if such waiver would result in a violation of Section 409A of the Code.

     14.3 Coordination of Benefits

     In the event that (a) a Participant in the Plan is covered by another severance plan of Honeywell or an affiliate which provides benefits similar to those provided under the Plan, and (b) such Participant becomes entitled to benefits under the Plan and such other plan, then, subject to Section 4.3, each benefit to which the Participant is entitled shall contain those rights and features which combine the most favorable rights and features of such benefit under the Plan and such other plan; provided, however, that in no event shall there be any duplication of such benefit. Notwithstanding any provision of the Plan to the contrary, for a Participant who is a U.S. taxpayer subject to the requirements of Section 409A of the Code, the time and form of payment of any payment that is provided by this Plan and also by the terms of the Senior Severance Plan, the Severance Pay Plan for Designated Career Band 5 Employees of Honeywell International Inc., the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Bands 1-4i) or any other severance pay plan that applies to such Participant shall be determined in accordance with the terms of the other plan (and not this Plan).

SCHEDULE A

Bands	Severance Pay Period

5 and 6	18 months Base Salary and Annual Incentive Compensation

4I	One month notice, plus

	Years of Service	Base Salary
	0-4	6 months
	5-9	9 months
	10-19	12 months
	20+	15 months

4	One month notice, plus

	Years of Service	Base Salary

	0-4	6 months
	5-9	9 months
	10-19	12 months
	20+	15 months

3	One month notice, plus

	Years of Service	Base Salary

	0-9	3 months
	10-25	6 months
	26+	9 months

Non-exempt	One month notice, plus

	Years of Service	Base Salary

	0-12	3 months
	13-25	6 months
	26+	9 months